FORTEM RESOURCES ANNOUNCES AMENDMENTS TO UTAH PROPERTY PURCHASE AGREEMENTS TO EXTEND PAYMENT OBLIGATIONS AND ACQUIRE ADDITIONAL INTEREST IN MANCOS FORMATION

May 28, 2019 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company”) is pleased to announce that it has entered into two amending agreements which have the effect of postponing certain payments relating to its Utah property interests.

Purchase and Sale Agreement – Black Dragon

On May 16, 2019, but effective as of March 1, 2017, the Company’s wholly-owned subsidiary Black Dragon Energy, LLC (“Black Dragon”) entered into a Fourth Amendment to Purchase and Sale Agreement (the “BD Amendment”), which amended the terms of the Purchase and Sale Agreement dated effective March 1, 2017 (the “BD PSA”), between WEM Dragon, LLC (“WEM”) and Black Dragon with respect to the Moenkopi formation and has the effect of:

●	postponing payment of the remaining US$3.8M owed under the BD PSA relating to certain of its Utah property interests (Moenkopi Formation) until receipt of one or more financings by the Company (or certain of its subsidiaries), in which case the Company must pay 12.5% of the proceeds of each financing close until payment in full;
●	extending the outside date of full payment of the remaining US$3.8M to May 1, 2020;
●	extending the “Obligation Deadline” for drilling obligations to May 1, 2020;
●	requiring the Company to re-enter and perform workover operations reasonably aimed at cleaning out the bore of the Wellington Flats Well and restoring that well to production on or prior to May 1, 2020;
●	extending the deadline for bond replacement to July 1, 2019; and
●	in consideration of the various extensions provided for under the BD Amendment, the Company has agreed to issue WEM 300,000 common shares.

In connection with the BD Amendment, the Company entered into a Ratification of Purchase and Sale Agreement with WEM on May 16, 2019 but effective March 1, 2017, whereby the Company ratified, adopted and approved the BD Amendment.

Purchase and Sale Agreement – Rolling Rock

On May 16, 2019, but effective as of March 1, 2017, our wholly-owned subsidiary Rolling Rock Resources, LLC (“Rolling Rock”) entered into a Fifth Amendment to Purchase and Sale Agreement (the “RR Amendment”), which amended the terms of the Purchase and Sale Agreement dated effective March 1, 2017 (the “RR PSA”), between Rockies Standard Oil Company, LLC (“RSOC”) and Rolling Rock with respect to the Mancos formation and has the effect of:

●	increasing the percentage interest of all right, title and interest in and to the leases to be acquired by Rolling Rock from RSOC under the RR PSA from 50% to 75%;
●	postponing payment of the remaining US$5.3M owed under the RR PSA relating to certain of its Utah property interests (Mancos Formation) until receipt of one or more financings by the Company (or certain of its subsidiaries), in which case the Company must pay 12.5% of the proceeds of each financing close until payment in full;
●	extending payment of an additional US$300,000 as the Workover Funds on or before May 1, 2020 (which Workover Funds are separate from and in addition to the cash consideration of US$5.3M);
●	extending the outside date of full payment of the remaining US$5.3M to May 1, 2020;
●	extending the “Obligation Deadline” for drilling obligations to May 31, 2020;
●	extending the deadline for bond replacement to July 1, 2019; and
●	in consideration of the various extensions provided for under the RR Amendment, the Company has agreed to issue RSOC 300,000 common shares.

In connection with the RR Amendment, the Company entered into a Ratification of Purchase and Sale Agreement with RSOC on May 16, 2019 but effective March 1, 2017, whereby the Company ratified, adopted and approved the RR Amendment.

All common shares of the Company to be issued pursuant to the BD Amendment and the RR Amendment will be subject to a four month and a day Canadian hold period from the date of issuance and subject to the approval of the TSX Venture Exchange.

None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This news release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any state where such offer, solicitation, or sale would be unlawful.

About Fortem Resources

Fortem is an oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American and International expansion through an acquisition strategy.

For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”
Michael Caetano
Chief Operating Officer

Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release includes certain “forward-looking statements” under applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to fulfilling the payment obligations and common share issuances required under the purchase agreements as amended, fulfilling the terms of the agreements, and receipt of TSXV approval. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to the inability to obtain TSXV approval, the inability to raise funds sufficient to close on the agreements, and the inability for the Company to execute its business plan. Although the Company believes that the expectations and assumptions on which such forward looking information is based are reasonable, undue reliance should not be placed on the forward looking information because the Company can give no assurance that they will prove to be correct. Forward looking statements contained in this press release are made as of the date of this press release. The Company disclaims any intent or obligation to update publically any forward looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.